Exhibit 4.1

*<<CERTNO>>*	Incorporated Under the Laws of the state of Delaware October 2, 2006	*<<SHARESNO>>*

LENDINGCLUB CORPORATION

The corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

THIS IS TO CERTIFY THAT PROOF <<isare>> the <owners>> of *<<Written_Shares>>* Shares of the COMMON STOCK of

LendingClub Corporation

transferable only on the books of the Corporation by the «holders» hereof in person or by Attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by its duly authorized officers this «DayMo yr>> day of «DayMo Yr>>.

<<Signer_1>>	<<Signer_2>>

SEE REVERSE SIDE FOR RESRTICTIVE LEGENDS

NO C5                     BARON CORPORATE SUPPLIES

For value Received,                      hereby sell, assign and transfer unto                                                                       Shares of the Common Stock of the within named Corporation, represented by the within Certificate and do hereby irrevocably constitute and appoint                      Attorney to transfer the said shares of said Common Stock on the books of the said Corporation, pursuant to the provisions of the By-Laws thereof, with full powers of substitution in the premises.

	Dated	A.D.

In Presence of: